UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2013

The Advisory Board Company

(Exact name of registrant as specified in its charter)

Delaware	000-33283	52-1468699
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2445 M Street, NW Washington, District of Columbia		20037
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (202) 266-5600

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On April 2, 2013, the Board of Directors (the “Board”) of The Advisory Board Company (the “Company”) appointed Robert W. Musslewhite, who currently serves as the Company’s Chief Executive Officer and a director, to serve as the Chairman of the Board. The Company’s previous Chairman, Frank J. Williams, was appointed on that date to serve as Vice Chairman of the Board. Kelt Kindick will continue to serve as the independent Lead Director of the Board and will continue to have the duties and responsibilities set forth in the Company’s Corporate Governance Principles.

The Board also appointed David L. Felsenthal, who currently serves as the Company’s President, to serve as director. In connection with Mr. Felsenthal’s appointment, the Board increased its size by one member, and Mr. Felsenthal joined the Board to fill the resulting vacancy. With these changes, the Board now includes nine members, six of whom are independent under NASDAQ listing standards. Mr. Felsenthal does not serve on any committee of the Board. Mr. Felsenthal is party to an amended and restated employment agreement with the Company that is described in Item 5.02(e) below.

Mr. Musslewhite and Mr. Felsenthal will not receive any additional compensation for their service on the Board.

(e) Amended and Restated Employment Agreements

Effective on April 3, 2013, the Company entered into an amended and restated employment agreement with each of Mr. Musslewhite (the “Amended and Restated Musslewhite Agreement”) and Mr. Felsenthal (the “Amended and Restated Felsenthal Agreement” and together with the Amended and Restated Musslewhite Agreement, the “Amended and Restated Agreements”), pursuant to which Mr. Musslewhite and Mr. Felsenthal will continue to serve as Chief Executive Officer and President, respectively, of the Company. The Amended and Restated Musslewhite Agreement supersedes and amends and restates the prior employment agreement, dated as of September 12, 2008, between the Company and Mr. Musslewhite (the “Prior Musslewhite Agreement”). The Amended and Restated Felsenthal Agreement supersedes and amends and restates the prior employment agreement, dated as of September 12, 2008, between the Company and Mr. Felsenthal (the “Prior Felsenthal Agreement”). The term of employment of each executive under his Amended and Restated Agreement will end on August 31, 2014, but will automatically be renewed for additional periods of one year, unless either the executive or the Company gives the other party written notice, at least one year prior to the last day of the then-current term, that the term will not be extended beyond the then-current term.

Pursuant to the Amended and Restated Agreements, Messrs. Musslewhite and Felsenthal will continue to be eligible for the same compensation and benefits and will be subject to the same material terms and conditions as provided for in the Prior Musslewhite Agreement and the Prior Felsenthal Agreement, respectively, except as set forth below. The material modifications, which are described in this Item 5.02(e), were substantially the same in both of the Amended and Restated Agreements unless otherwise noted.

Each of Mr. Musslewhite and Mr. Felsenthal has agreed to eliminate from such executive’s employment agreement the Company’s obligation to provide a gross-up payment to such executive in the event that any payment, benefit or distribution by the Company to the executive following a change in control of the Company (“Change in Control Payments”) would be subject to the excise tax imposed under Section 4999 or Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”). The Amended and Restated Agreements provide instead that Change in Control Payments would be subject to a cap at the level required to avoid application of the excise tax, if implementation of the cap would result in a larger net after-tax payment to the executive in connection with the Change in Control Payments.

In each Amended and Restated Agreement, nonrenewal of the agreement’s term by the Company will be deemed to constitute a termination of the executive’s employment by the Company without “Cause” (as defined in his Amended and Restated Agreement), effective as of the last day of the executive’s employment, so long as the executive’s employment with the Company actually terminates on or before the last day of the then-current term. In addition, the Prior Musslewhite Agreement was modified to provide that, if Mr. Musslewhite’s employment is terminated by the Company without Cause or by Mr. Musslewhite with “Good Reason” (as defined in the Amended and Restated Agreement), equity awards granted on or after April 3, 2013 to Mr. Musslewhite by the Company will vest as of the day immediately preceding his termination date. The Prior Felsenthal Agreement already provided for such acceleration of vesting in these circumstances. Any such accelerated vesting would not apply to equity awards (other than options) that are intended to qualify as “performance-based compensation” under Section 162(m)(4)(C) of the Code, which will vest only if the applicable performance goals ultimately are satisfied.

The Amended and Restated Agreements provide that, if the executive’s employment is terminated by the Company without Cause or by the executive with Good Reason, the executive will receive a severance payment in an amount equal to 200% of the greater of (1) the executive’s annual incentive bonus actually earned by the executive for the fiscal year immediately preceding the year in which the executive’s employment terminates (the “Prior Fiscal Year”), or (2) the executive’s annual incentive bonus actually earned by the executive for the fiscal year immediately preceding the Prior Fiscal Year. This severance payment would be in addition to, and would be paid in a single lump sum together with, an amount equal to 200% of the executive’s then-current base salary as provided for in the applicable Amended and Restated Agreement. In these circumstances, the Amended and Restated Agreements provide that the Company will make available medical, dental and vision care insurance benefits to each executive and such executive’s family for a period of 24 months after the date on which the executive’s employment terminates. The period of such coverage under the Prior Musslewhite Agreement and the Prior Felsenthal Agreement was 18 months.

The Prior Felsenthal Agreement also was amended to provide that Mr. Felsenthal will be appointed to serve as a member of the Board effective on April 2, 2013 (which appointment is described above in Item 5.02(d)), and that his continued service as a member of the Board will be subject to any required stockholder approval.

The foregoing summary of the Amended and Restated Agreements does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Agreements. Copies of the Amended and Restated Musslewhite Agreement and the Amended and Restated Felsenthal Agreement are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated by reference into this Item 5.02(e).

Non-Qualified Deferred Compensation Plan

On April 2, 2013, the Board, upon the recommendation of the Compensation Committee of the Board, approved and adopted The Executive Nonqualified Excess Plan of The Advisory Board Company (the “Plan”), to be effective May 1, 2013. The Plan is an unfunded, nonqualified deferred compensation plan maintained for the benefit of a select group of management or highly compensated employees of the Company, including the Company’s named executive officers.

The Plan is an account-based plan that allows participants to defer voluntarily the payment of current compensation to future years and that is intended to restore employee and Company matching contributions under the Advisory Board 401(k) Profit Sharing Plan (the “401(k) Plan”) that are restricted by limitations under the Code. The Plan permits each participant to defer up to 75% of such participant’s base salary and up to 100% of such participant’s service bonus and performance-based compensation, which amounts would be credited to an account established for each participant under the Plan (a “participant deferral account”). The Plan also permits the Company, at its sole discretion, to make discretionary Company contributions and other Company contributions, to a participant’s participant deferral account. In addition, for any year in which a participant makes a deferral election under 401(k) Plan in excess of 4% of the participant’s eligible compensation, the Company will credit such participant’s participant deferral account under the Plan with an amount equal to the matching contribution such participant would have received under the 401(k) Plan determined as if the 401(k) Plan could take into account compensation in excess of the Code Section 401(a)(17) limit (a “401(k) restoration amount”).

The amounts credited to each participant’s participant deferral account with respect to a participant’s voluntary deferral of compensation and a 401(k) restoration amount will always be fully vested. The amounts credited to each participant’s participant deferral account with respect to discretionary Company contributions will vest upon the first to occur of the following events: (1) the participant’s attaining normal retirement age (as defined in the Plan); (2) the participant’s death; (3) the participant’s disability (as defined in the Plan); (4) a “change in control event” affecting the Company (as such term is defined in the Plan); or (5) 25% after completion of one year of service with the Company, 50% after two years of service with the Company, 75% after the completion of three years of service with the Company, and 100% after four years of service with the Company.

Amounts in a participant’s account will be indexed to one or more deemed investment alternatives chosen by the participant from a range of such alternatives available under the Plan. Each participant’s account will be adjusted to reflect gains and losses based on the investment performance of the selected investment alternatives. A participant may receive distributions from the Plan: (1) upon the participant’s separation from service; (2) upon the participant’s death or disability; (3) for in-service or education distributions on dates specified by the participant; (4) upon the occurrence of an unforeseeable emergency; or (5) upon a change in control event affecting the Company (as all such term is defined in the Plan). Payments will be made in a lump sum, except that a participant may elect to receive annual installments over a term not to exceed five years (for separation from service prior to the participant’s completion of ten years of service with the Company) or ten years (for separation of service on or after the participant’s completion of ten years of service with the Company).

The foregoing summary of the Plan does not purport to be complete and is qualified in its entirety by reference to the Plan, a copy of which is filed as Exhibit 10.3 to this Current Report on Form 8-K and incorporated by reference into this Item 5.02(e).

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

The following documents are filed as exhibit to this report:

Exhibit Number	Description of Exhibit

10.1	Amended and Restated Employment Agreement, dated as of April 3, 2013, between The Advisory Board Company and Robert W. Musslewhite

10.2	Amended and Restated Employment Agreement, dated as of April 3, 2013, between The Advisory Board Company and David L. Felsenthal

10.3	Executive Nonqualified Excess Plan of The Advisory Board Company, effective May 1, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Advisory Board Company

Date: April 8, 2013	/s/ Michael T. Kirshbaum
Michael T. Kirshbaum
Chief Financial Officer (Duly Authorized Officer)

Exhibit Index

Exhibit Number	Description of Exhibit

10.1	Amended and Restated Employment Agreement, dated as of April 3, 2013, between The Advisory Board Company and Robert W. Musslewhite

10.2	Amended and Restated Employment Agreement, dated as of April 3, 2013, between The Advisory Board Company and David L. Felsenthal

10.3	Executive Nonqualified Excess Plan of The Advisory Board Company, effective May 1, 2013